EXHIBIT 99.1

AMN HEALTHCARE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2024 RESULTS

Quarterly revenue of $735 million;

GAAP loss of ($4.90)/share and adjusted EPS of $0.75

DALLAS – (February 20, 2025) – AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its fourth quarter and full year 2024 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q4 2024	% Change Q4 2023	Full Year 2024	% Change Full Year 2023
Revenue	$734.7	(10%)	$2,983.8	(21%)
Gross profit	$219.0	(16%)	$919.4	(26%)
Net income (loss)	($187.5)	nm	($147.0)	nm
Diluted earnings (loss) per share	($4.90)	nm	($3.85)	nm
Adjusted diluted EPS*	$0.75	(43%)	$3.31	(60%)
Adjusted EBITDA*	$75.1	(28%)	$340.8	(41%)

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

2024 & Recent Highlights

•	Fourth quarter 2024 financial results exceeded our expectations on better results from labor disruption and core nurse and allied staffing revenue.
•	The revenue beat included $62 million of labor disruption revenue, which was $22 million more than guidance.
•	Excluding labor disruption, Nurse and Allied Solutions and Technology and Workforce Solutions revenue topped the high end of guidance.
•	AMN successfully onboarded substantially all of our ShiftWise client base to the ShiftWise Flex VMS platform, ahead of schedule.
•	Our strategic accounts recorded net positive client retention for the full year. In locum tenens, our MSP business rebounded with a more than 20% increase in volume over the second half of the year.
•	Cash flow from operations was $73 million for the quarter and $320 million for the year.
•	We reduced debt by $75 million in the quarter, bringing the full-year repayment to $250 million.

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“AMN recorded a solid fourth quarter that outperformed our expectations, and we continue to see a more normalized operating environment compared with the past two years,” said Cary Grace, AMN President and Chief Executive Officer. “Our talented, motivated team continues to make progress in supporting clients’ total workforce needs and unlocking opportunities for growth. We are finding that our heightened emphasis on technology-enabled solutions and delivering value is resonating with both healthcare organizations and healthcare professionals.”

Fourth Quarter 2024 Results

Consolidated revenue for the quarter was $735 million, a 10% decrease over prior year and 7% higher than prior quarter. We reported a net loss of ($188 million), or ($4.90) per diluted share, with the loss resulting from a $222 million non-cash goodwill impairment. This compared with net income of $12 million, or $0.33 per diluted share, in the same quarter last year. Adjusted diluted EPS was $0.75 compared with $1.32 in the year-ago quarter.

Revenue for the Nurse and Allied Solutions segment was $455 million, lower by 15% year over year and up 14% sequentially. We recorded labor disruption revenue of $62 million. Travel nurse revenue was down 35% year over year and 6% sequentially. Allied division revenue declined 9% year over year and increased 6% versus prior quarter.

The Physician and Leadership Solutions segment reported revenue of $173 million, 3% higher year over year and down 4% sequentially. Locum tenens revenue increased 10% year over year, due to the MSDR acquisition, and was down 4% sequentially. Interim leadership revenue was down 11% year over year and 9% sequentially. Search revenue was lower by 32% year over year and up 2% quarter over quarter.

Technology and Workforce Solutions segment revenue was $107 million reflecting a decrease of 5% year over year and 1% sequentially. Language services revenue was $76 million in the quarter, up 12% year over year and 2% compared with the prior quarter. Vendor management systems revenue was $23 million, 26% lower year over year and down 10% sequentially.

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Consolidated gross margin was 29.8%, lower by 210 basis points year over year and lower by 120 basis points sequentially. The year-over-year decline in gross margin was primarily driven by lower margin in all three segments. On a sequential basis, gross margin decreased due to lower Nurse and Allied margin and an unfavorable segment mix shift.

SG&A expenses were $159 million or 21.6% of revenue, compared with $185 million, or 22.7% of revenue, in the same quarter last year. SG&A was $150 million, or 21.8% of revenue, in the previous quarter. The year-over-year decrease in SG&A costs was primarily due to cost-containment efforts given lower revenue. The quarter-over-quarter increase was driven primarily by unfavorable accruals for a state sales tax audit and professional liability, and higher labor disruption support costs, partially offset by cost-reduction efforts.

During the fourth quarter, we recorded a non-cash goodwill impairment charge of $222 million related to our Nurse and Allied Solutions and Physician and Leadership Solutions segments. The impairment assessment and related charge was primarily triggered by the decline in the Company’s equity market capitalization.

Loss from operations was ($203 million) compared with income from operations of $34 million in the same quarter last year. Adjusted EBITDA was $75 million, reflecting a year-over-year decrease of 28%. Adjusted EBITDA margin was 10.2%, lower by 250 basis points year over year and a decrease of 50 basis points sequentially.

Full Year 2024 Results

Full year 2024 consolidated revenue was $2.984 billion, a 21% decrease from prior year. Full year net loss was ($147 million), or ($3.85) per diluted share, compared with net income of $211 million, or $5.36 per diluted share, in the prior year. Adjusted diluted EPS was $3.31 compared with $8.21 in 2023.

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Nurse and Allied Solutions segment revenue was $1.816 billion, a year-over-year decrease of 31%. The Physician and Leadership Solutions segment recorded revenue of $729 million, 9% higher compared with the prior year driven by the MSDR acquisition. Technology and Workforce Solutions segment revenue was $439 million, 11% lower year over year.

Full year consolidated gross margin was 30.8% compared with 33.0% for the prior year. The drop in gross margin year over year is attributable to a lower gross margins in all segments, partially offset by a favorable change in revenue mix.

Full year consolidated SG&A expenses were $632 million, representing 21.2% of revenue as compared to $756 million, representing 20.0% of revenue, for the prior year. The year-over-year decrease in SG&A expenses was primarily due to lower employee compensation and benefits.

Full year loss from operations was ($103 million) compared with income from operations of $338 million in the prior year. Adjusted EBITDA was $341 million, a year-over-year decrease of 41%. Adjusted EBITDA margin was 11.4%, 390 basis points lower year over year.

At December 31, 2024, cash and cash equivalents totaled $11 million. Cash flow from operations was $73 million for the quarter and $320 million for the full year. Capital expenditures were $16 million in the quarter and $81 million for the year. The Company ended the year with total debt outstanding of $1.060 billion, including a revolving credit balance of $210 million, and a net leverage ratio of 3.0 to 1. The Company reduced its revolver balance by $250 million in 2024.

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First Quarter 2025 Outlook

Metric	Guidance*
Consolidated revenue	$660 - $680 million
Gross margin	28.1% - 28.6%
SG&A as percentage of revenue	22.2% - 22.7%
Operating margin	(0.3%) - 0.4%
Adjusted EBITDA margin	7.7% - 8.2%

*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Operating Margin to Guidance Adjusted EBITDA Margin” below.

Consolidated revenue in the first quarter of 2025 is projected to be 17-20% lower than the year-ago period. Nurse and Allied Solutions segment revenue is expected to be 22-25% lower than prior year, and guidance assumes $24 million of labor disruption revenue. We expect Physician and Leadership Solutions segment revenue in the first quarter to be 9-11% lower year over year. Technology and Workforce Solutions segment revenue is projected to be down 8-10% year over year.

Other first quarter estimates include depreciation expense of $19 million, depreciation in cost of services of $2 million, non-cash amortization expense of $20 million, stock-based compensation expense of $9 million, interest expense of $12 million, integration and other expenses of $3 million, an adjusted tax rate of 26%, and 38.4 million weighted average diluted shares.

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Conference Call on February 20, 2025

AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare, will host a conference call to discuss its fourth quarter and full year 2024 financial results and first quarter 2025 outlook on Thursday, February 20, 2025, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through this webcast link, which also will be available at AMN Healthcare’s investor relations website. Interested parties may participate live via telephone by registering at this conference call link. Please follow the link and register with a valid e-mail address. A PIN will be provided to you with dial-in instructions. If you lose track of these details, please re-register at the conference call link above.

About AMN Healthcare

AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the United States. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, direct hire and retained search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, language interpretation services, revenue cycle solutions, credentialing, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools, and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://ir.amnhealthcare.com.

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Non-GAAP Measures

This earnings release and the non-GAAP reconciliation tables included with the earnings release contain certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, (3) adjusted net income, and (4) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance.  A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at https://ir.amnhealthcare.com/financials/quarterly-results/default.aspx. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning

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client retention, whether our MSP business will continue to rebound, whether our operating environment will continue to normalize, our ability to make progress in supporting clients' total workforce needs and unlock opportunities for growth, whether our emphasis on technology-enabled solutions and delivering value will resonate with healthcare organizations and healthcare professionals, demand for our services, and our outlook for 2025 consolidated revenue, gross margin, SG&A expenses as a percentage of revenue, operating margin, adjusted EBITDA margin, first quarter year-over-year revenue performance for each of our Nurse and Allied, Physician and Leadership, and Technology and Workforce Solutions reporting segments, labor disruption revenue, depreciation expense, depreciation in cost of services, non-cash amortization expense, stock-based compensation expense, interest expense, integration and other expenses, adjusted tax rate, amortization expense and weighted average diluted shares. In addition, the financial results set forth in this press release reflect the Company’s current preliminary financial results prior to completion of the Company’s audit process and are subject to change. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements as a result of a variety of factors, including consummating and incorporating acquisitions into our business, complying with extensive federal and state regulations related to the conduct of our operations, and continuing to recruit and retain sufficient quality healthcare professionals at reasonable costs.

The targets and expectations noted in this release depend upon, among other factors, (i) the duration of the period that hospitals and other healthcare entities decrease their utilization of temporary employees, physicians, leaders and other workforce technology applications, (ii) the ability of our clients to increase the efficiency and effectiveness of their staffing management and recruiting efforts, through predictive analytics, online recruiting, telemedicine or otherwise, and successfully hire and retain permanent staff, (iii) the extent to which the extent and duration challenging economic times will cause an increase in under- and uninsured patients and a

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corresponding reduction in overall healthcare utilization and demand for our services, (iv) our ability to effectively address client demand by attracting and placing nurses and other clinicians, (v) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs, (vi) the effects of the COVID-19 pandemic or any future pandemic or health crisis on our business, financial condition and results of operation, (vii) our ability to manage the pricing impact that consolidation of healthcare delivery organizations may have on our business, (viii) the extent to which challenging economic times will have on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered, (ix) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs (x) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (xiii) our ability to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, (xi) security breaches and cybersecurity incidents, including ransomware, that could compromise our information and systems and (xi) our ability to consummate and effectively incorporate acquisitions into our business.

For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to “Risk Factors” under Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2023, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:

Randle Reece

Senior Director, Investor Relations

866.861.3229

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AMN Healthcare Services, Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2024	2023	2024	2024	2023
Revenue	$734,709	$818,269	$687,509	$2,983,781	$3,789,254
Cost of revenue	515,721	557,321	474,454	2,064,405	2,539,673
Gross profit	218,988	260,948	213,055	919,376	1,249,581
Gross margin	29.8%	31.9%	31.0%	30.8%	33.0%
Operating expenses:
Selling, general and administrative (SG&A)	158,922	185,463	149,681	632,489	756,238
SG&A as a % of revenue	21.6%	22.7%	21.8%	21.2%	20.0%

Depreciation and amortization (exclusive of depreciation included in cost of revenue)	40,161	41,315	41,122	167,103	154,914
Goodwill impairment losses	222,457	—	—	222,457	—
Total operating expenses	421,540	226,778	190,803	1,022,049	911,152
Income (loss) from operations	(202,552)	34,170	22,252	(102,673)	338,429
Operating margin (1)	(27.6)%	4.2%	3.2%	(3.4)%	8.9%

Interest expense, net, and other (2)	23,114	20,165	14,444	69,901	54,140

Income (loss) before income taxes	(225,666)	14,005	7,808	(172,574)	284,289

Income tax expense (benefit)	(38,133)	1,516	819	(25,595)	73,610
Net income (loss)	$(187,533)	$12,489	$6,989	$(146,979)	$210,679
Net income (loss) as a % of revenue	(25.5)%	1.5%	1.0%	(4.9)%	5.6%

Other comprehensive income:
Unrealized gains on available-for-sale securities, net, and other	45	187	101	412	516
Other comprehensive income	45	187	101	412	516

Comprehensive income (loss)	$(187,488)	$12,676	$7,090	$(146,567)	$211,195

Net income (loss) per common share
Basic	$(4.90)	$0.33	$0.18	$(3.85)	$5.38
Diluted	$(4.90)	$0.33	$0.18	$(3.85)	$5.36
Weighted average common shares outstanding:
Basic	38,263	38,063	38,200	38,188	39,173
Diluted	38,263	38,167	38,287	38,188	39,341

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AMN Healthcare Services, Inc.

Condensed Consolidated Balance Sheets

(dollars in thousands)

(unaudited)

	December 31, 2024	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$10,649	$30,550	$32,935
Accounts receivable, net	437,817	451,062	623,488
Accounts receivable, subcontractor	70,481	68,566	117,703
Prepaid and other current assets	75,968	62,088	67,559
Total current assets	594,915	612,266	841,685
Restricted cash, cash equivalents and investments	71,840	72,167	68,845
Fixed assets, net	186,270	196,902	191,385
Other assets	258,053	267,266	236,796
Deferred income taxes, net	25,829	—	—
Goodwill	897,456	1,116,815	1,111,549
Intangible assets, net	381,364	402,400	474,134
Total assets	$2,415,727	$2,667,816	$2,924,394

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$184,311	$213,206	$343,847
Accrued compensation and benefits	287,544	281,683	278,536
Other current liabilities	73,930	23,657	33,738
Total current liabilities	545,785	518,546	656,121

Revolving credit facility	210,000	285,000	460,000
Notes payable, net	845,872	845,576	844,688
Deferred income taxes, net	—	17,270	23,350
Other long-term liabilities	107,450	110,759	108,979
Total liabilities	1,709,107	1,777,151	2,093,138

Commitments and contingencies

Stockholders’ equity:	706,620	890,665	831,256

Total liabilities and stockholders’ equity	$2,415,727	$2,667,816	$2,924,394

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AMN Healthcare Services, Inc.

Summary Condensed Consolidated Statements of Cash Flows

(dollars in thousands)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2024	2023	2024	2024	2023

Net cash provided by (used in) operating activities	$72,814	$(41,130)	$66,703	$320,418	$372,165
Net cash used in investing activities	(14,203)	(323,731)	(22,004)	(79,938)	(412,493)
Net cash provided by (used in) financing activities	(79,898)	363,495	(60,469)	(259,448)	10,729
Net decrease in cash, cash equivalents and restricted cash	(21,287)	(1,366)	(15,770)	(18,968)	(29,599)
Cash, cash equivalents and restricted cash at beginning of period	110,592	109,639	126,362	108,273	137,872
Cash, cash equivalents and restricted cash at end of period	$89,305	$108,273	$110,592	$89,305	$108,273

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AMN Healthcare Services, Inc.

Non-GAAP Reconciliation Tables

(dollars in thousands, except per share data)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2024	2023	2024	2024	2023
Reconciliation of Non-GAAP Items:

Net income (loss)	$(187,533)	$12,489	$6,989	$(146,979)	$210,679
Income tax expense (benefit)	(38,133)	1,516	819	(25,595)	73,610
Income (loss) before income taxes	(225,666)	14,005	7,808	(172,574)	284,289
Interest expense, net, and other (2)	23,114	20,165	14,444	69,901	54,140
Income (loss) from operations	(202,552)	34,170	22,252	(102,673)	338,429
Depreciation and amortization	40,161	41,315	41,122	167,103	154,914
Depreciation (included in cost of revenue) (3)	1,313	1,817	1,928	6,676	6,013
Goodwill impairment losses	222,457	—	—	222,457	—
Share-based compensation	3,666	2,578	5,555	23,317	18,020
Acquisition, integration, and other costs (4)	10,078	24,124	3,017	23,870	40,740
Legal settlement accrual changes (5)	—	—	—	—	21,000
Adjusted EBITDA (6)	$75,123	$104,004	$73,874	$340,750	$579,116

Adjusted EBITDA margin (7)	10.2%	12.7%	10.7%	11.4%	15.3%

Net income (loss)	$(187,533)	$12,489	$6,989	$(146,979)	$210,679
Adjustments:
Amortization of intangible assets	21,036	23,416	22,104	92,770	89,756
Acquisition, integration, and other costs (4)	10,078	24,124	3,017	23,870	40,740
Goodwill impairment losses	222,457	—	—	222,457	—
Legal settlement accrual changes (5)	—	—	—	—	21,000
Fair value changes of equity investments and instruments (2)	9,730	6,701	—	9,730	6,701
Cumulative effect of change in accounting principle (8)	—	—	—	—	2,974
Tax effect on above adjustments	(47,100)	(14,103)	(6,532)	(69,337)	(41,905)
Tax effect of COLI fair value changes (9)	(290)	(3,446)	(2,530)	(6,464)	(5,770)
Tax deficiencies (benefits) related to equity awards and ESPP (10)	465	1,174	206	610	(1,172)
Adjusted net income (11)	$28,843	$50,355	$23,254	$126,657	$323,003

GAAP diluted net income (loss) per share (EPS)	$(4.90)	$0.33	$0.18	$(3.85)	$5.36
Adjustments	5.65	0.99	0.43	7.16	2.85
Adjusted diluted EPS (12) (13)	$0.75	$1.32	$0.61	$3.31	$8.21

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AMN Healthcare Services, Inc.

Supplemental Segment Financial and Operating Data

(dollars in thousands, except operating data)

(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2024	2023	2024	2024	2023
Revenue
Nurse and allied solutions	$454,654	$537,588	$399,368	$1,815,718	$2,624,509
Physician and leadership solutions	173,141	168,161	180,605	728,608	669,701
Technology and workforce solutions	106,914	112,520	107,536	439,455	495,044
	$734,709	$818,269	$687,509	$2,983,781	$3,789,254

Segment operating income (14)
Nurse and allied solutions	$38,932	$62,838	$35,110	$173,591	$362,158
Physician and leadership solutions	17,032	21,801	18,134	79,049	94,966
Technology and workforce solutions	40,278	41,439	41,948	173,755	214,736
	96,242	126,078	95,192	426,395	671,860
Unallocated corporate overhead (15)	21,119	22,074	21,318	85,645	92,744
Adjusted EBITDA (6)	$75,123	$104,004	$73,874	$340,750	$579,116

Gross Margin
Nurse and allied solutions	23.8%	25.5%	25.0%	24.5%	26.4%
Physician and leadership solutions	28.5%	33.3%	28.3%	29.7%	34.3%
Technology and workforce solutions	57.3%	60.5%	57.9%	58.9%	66.2%

Operating Data:
Nurse and allied solutions
Average travelers on assignment (16)	9,206	11,869	9,176	10,052	13,144

Physician and leadership solutions
Days filled (17)	51,641	49,645	55,315	220,045	192,502
Revenue per day filled (18)	$2,646	$2,491	$2,562	$2,574	$2,415

	December 31,		September 30,
	2024	2023	2024
Leverage ratio (19)	3.0	2.2	2.8

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AMN Healthcare Services, Inc.

Additional Supplemental Non-GAAP Disclosures

Reconciliation of Guidance Operating Margin to

Guidance Adjusted EBITDA Margin

(unaudited)

	Three Months Ended
	March 31, 2025
	Low(20)	High(20)

Operating margin	(0.3)%	0.4%
Depreciation and amortization (total)	6.2%	6.0%
EBITDA margin	5.9%	6.4%
Share-based compensation	1.4%	1.4%
Acquisition, integration, and other costs	0.4%	0.4%
Adjusted EBITDA margin	7.7%	8.2%

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(1)	Operating margin represents income (loss) from operations divided by revenue.
(2)	Changes in the fair value of equity investments and instruments are recognized in interest expense, net, and other. Since the changes in fair value are unrelated to the Company’s operating performance, we exclude the impact from the calculations of adjusted net income and adjusted diluted EPS.
(3)	A portion of depreciation expense for AMN Language Services is included in cost of revenue. We exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.
(4)	Acquisition, integration, and other costs include acquisition and integration costs, net changes in the fair value of contingent consideration liabilities for recently acquired companies, certain legal expenses, restructuring expenses and other costs associated with exit or disposal activities, and certain nonrecurring expenses, which we exclude from the calculation of adjusted EBITDA, adjusted net income, and adjusted diluted EPS because we believe that these expenses are not indicative of the Company’s operating performance. For the three and twelve months ended December 31, 2024, acquisition and integration costs were approximately $0.4 million and $2.2 million, respectively, expenses related to the closures of certain office leases were approximately $0.5 million and $2.3 million, respectively, restructuring expenses and other costs associated with exit or disposal activities were approximately $0.4 million and $6.7 million, respectively, and other expenses were approximately $8.8 million and $14.1 million, respectively. Included in other expenses was an immaterial out-of-period adjustment of $7.3 million related to a revenue-based state tax audit. Certain legal expenses were approximately $1.0 million for the twelve months ended December 31, 2024. Additionally, the aforementioned costs for the twelve months ended December 31, 2024 were partially offset by an immaterial out-of-period adjustment of $2.4 million related to acquisition-related costs incurred in connection with the acquisition of MSDR. For the three and twelve months ended December 31, 2023, acquisition and integration costs were approximately $10.4 million and $13.7 million, respectively, expenses related to the closures of certain office leases were approximately $1.1 million and $4.8 million, respectively, certain legal expenses were approximately $(0.1) million and $2.1 million, respectively, restructuring expenses and other costs associated with exit or disposal activities were approximately $10.2 million and $13.9 million, respectively, and other expenses were approximately $2.5 million and $3.7 million, respectively. Additionally, acquisition, integration, and other costs for the twelve months ended December 31, 2023 included increases in contingent consideration liabilities for recently acquired companies of approximately $2.4 million.
(5)	During the year ended December 31, 2023, the Company recorded an increase to its legal accrual for a wage and hour claim in connection with reaching an agreement to settle the matter in its entirety. Since the settlement is largely unrelated to the Company’s operating performance for the year ended December 31, 2023, we excluded its impact in the calculations of adjusted EBITDA, adjusted net income, and adjusted diluted EPS.
(6)	Adjusted EBITDA represents net income (loss) plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), acquisition, integration, and other costs, restructuring expenses, certain legal expenses, share-based compensation and goodwill impairment losses. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income (loss) from operations or net income (loss) as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the consolidated statements of comprehensive income (loss), and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income (loss).
(7)	Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(8)	As a result of a change in accounting principle on January 1, 2023 related to forfeitures of share-based awards, the Company recognized the cumulative effect of the change in share-based compensation expense during the three months ended March 31, 2023. The cumulative effect of the change in accounting principle is immaterial to prior periods and, therefore, was recognized in the period of the change. Since the cumulative effect is unrelated to the Company’s operating performance for the year ended December 31, 2023, we excluded its impact in the calculation of adjusted net income and adjusted diluted EPS.
(9)	The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance. Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.
(10)	The consolidated effective tax rate is affected by the recording of tax benefits and tax deficiencies relating to equity awards vested during the period and tax benefits recognized for disqualifying dispositions related to our employee stock purchase plan (“ESPP”). The magnitude of the impact of tax benefits and tax deficiencies

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generated in the future related to equity awards and ESPP is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date awards vest in relation to the fair value of the awards on the grant date, the Company’s future stock price on either the ESPP’s offering date or purchase date, whichever is lower, and the length of time the shares issued under the ESPP are held by employees. Since these tax benefits and tax deficiencies are largely unrelated to our income (loss) before taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculations of adjusted net income and adjusted diluted EPS.

(11)	Adjusted net income represents GAAP net income (loss) excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) goodwill impairment losses, (D) certain legal expenses, (E) changes in fair value of equity investments and instruments, (F) deferred financing related costs, (G) tax effect, if any, of the foregoing adjustments, (H) tax benefits and tax deficiencies relating to equity awards vested and ESPP, (I) net tax expense (benefit) related to the income tax treatment of fair value changes in the cash surrender value of its company owned life insurance, and (J) restructuring tax benefits. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the consolidated statements of comprehensive income (loss), and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income (loss).
(12)	Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the consolidated statements of comprehensive income (loss), and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(13)	As GAAP net loss is reported for the three and twelve months ended December 31, 2024, basic weighted average common shares outstanding was used to calculate GAAP diluted EPS for both periods because the dilutive potential common shares have an anti-dilutive effect (i.e., result in a lower loss per share). As adjusted net income is reported for the three and twelve months ended December 31, 2024, diluted weighted average common shares outstanding (including dilutive potential common shares) of 38,329 and 38,273, respectively, were used to calculate adjusted diluted EPS.
(14)	Segment operating income represents net income (loss) plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, legal settlement accrual changes, share-based compensation and goodwill impairment losses.
(15)	Unallocated corporate overhead (as presented in the tables above) consists of unallocated corporate overhead (as reflected in our quarterly and annual financial statements filed with the SEC) less acquisition, integration, and other costs and legal settlement accrual changes.
(16)	Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented. The average travelers on assignment for the three months ended September 30, 2024 was understated in the Company’s third quarter 2024 press release (exhibit 99.1 of the Company’s Current Report on Form 8-K filed on November 7, 2024) due to an administrative error. The correct average travelers on assignment is 9,176, not 9,151, as previously reported.
(17)	Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(18)	Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.
(19)	Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve-month period ended at the end of the subject period.
(20)	Guidance percentage metrics are approximate.

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